UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 10, 2014

PLUG POWER INC.

(Exact name of registrant as specified in charter)

Delaware	1-34392	22-3672377
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

968 Albany Shaker Road, Latham, New York 12110

(Address of Principal Executive Offices) (Zip Code)

(518) 782-7700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 10, 2014, Plug Power Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Cowen and Company as the sole manager (the “Underwriter”), related to the registered offering of (i) an aggregate of 10,000,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), and (ii) warrants to purchase an aggregate of 4,000,000 shares of Common Stock (the “Warrants”). The shares of Common Stock and Warrants are being sold together as a fixed combination, each consisting of one share of Common Stock and 0.40 of a 5-year Warrant to purchase one share of Common Stock at an exercise price of $4.00. The offering price per combination was $3.00, less the underwriting discounts and commissions payable by the Company (the “Offering”). The Underwriter will purchase the Common Stock and Warrants at a discounted price of $2.82 per combination, representing a six percent (6%) discount to the public offering price. The shares of Common Stock and Warrants will be issued separately. As of January 9, 2014, the Company had outstanding 117,030,299 shares of Common Stock.

The Warrants to be issued in the Offering are immediately exercisable and expire on the fifth anniversary of the date of issuance. The exercise price of the Warrants is $4.00 per share of Common Stock. The exercise price and number of shares of Common Stock issuable upon exercise of the Warrants will be subject to adjustment in the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization or similar transaction, among other events as described in the Warrants. The Warrants also include full ratchet anti-dilution protection for the first three years, and weighted-average anti-dilution protection for the next two years, in the event of the issuance of any Common Stock, securities convertible into Common Stock, or certain other issuances at a price below the then-current exercise price of the Warrants, with certain exceptions. In the event of a sale of the Company, each holder of Warrants has the right, exercisable at its option, to require the Company to purchase such holder’s Warrants at a price determined using a Black-Scholes option pricing model as described in the Warrants.

The Offering is expected to close on January 15, 2014, subject to the satisfaction of customary closing conditions. The net proceeds to the Company are expected to be approximately $28.0 million, assuming no exercise of the Warrants and after deducting underwriting discounts and commissions and estimated expenses payable by the Company associated with the Offering. The Offering is being made pursuant to the Company’s existing shelf registration statement on Form S-3 (File No. 333-173268), which was filed with the Securities and Exchange Commission (the “Commission”) on April 1, 2011 and declared effective by the Commission on April 8, 2011 and is described in more detail in a prospectus supplement dated January 10, 2014 and an accompanying base prospectus dated April 1, 2011.

The Underwriting Agreement contains customary representations, warranties, and agreements by the Company, and customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

Pursuant to the Underwriting Agreement, the Company agreed, subject to certain exceptions, not to offer, issue or sell any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock for a period of ninety (90) days following the Offering without the prior written consent of the Underwriter.

The Underwriting Agreement has been attached hereto as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

A copy of the opinion of Goodwin Procter LLP relating to the legality of the issuance and sale of the securities in the Offering is attached as Exhibit 5.1 hereto. Copies of the Underwriting Agreement and the form of Warrant to be issued in connection with the Offering are filed herewith as Exhibits 1.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing description of the Offering by the Company and the documentation related thereto does not purport to be complete and is qualified in its entirety by reference to such Exhibits.

On January 10, 2014, the Company issued a press release announcing the Offering. A copy of the press release is attached hereto as Exhibits 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

d) Exhibits.

Exhibit Number	Description

1.1	Underwriting Agreement dated as of January 10, 2014 by and between Plug Power Inc. and Cowen and Company

4.1	Form of Warrant

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (contained in Exhibit 5.1)

99.1	Press release of Plug Power Inc. issued January 10, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLUG POWER INC.

Date: January 10, 2014	By:	/s/ Andrew Marsh
Andrew Marsh, President and
Chief Executive Officer.

EXHIBIT INDEX

Exhibit Number	Description

1.1	Underwriting Agreement dated as of January 10, 2014 by and between Plug Power Inc. and Cowen and Company

4.1	Form of Warrant

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of Goodwin Procter LLP (contained in Exhibit 5.1)

99.1	Press release of Plug Power Inc. issued January 10, 2014

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